Exhibit 23.1

Kost Forer Gabbay & Kasierer 2 Pal-Yam Blvd. Brosh Bldg. Haifa 3309502, Israel	Tel: +972-4-8654000 Fax: +972-3-5633439 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-1/A (No. 333-236175) and related Prospectus of Therapix Biosciences Ltd. (the "Company") dated March 30, 2020, and to the use of our report dated May 15, 2019, with respect to the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2018, included in its annual report on Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Haifa, Israel March 30, 2020	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global